Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015, between

FMR Co., Inc.

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Covington Trust	Fidelity High Yield Factor ETF	Equity	03/07/2018
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Agreed and Accepted

as of April 23, 2018

FMR Co., Inc.	FMR Investment Management (U.K.) Limited

By:     /s/Harris G. Komishane

By:

/s/Mark D. Flaherty

Name:

Harris G. Komishane

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director